Exhibit 10.1

SECOND AMENDMENT

OF THE

H.B. FULLER COMPANY

DEFINED CONTRIBUTION RESTORATION PLAN

(As Amended and Restated Effective January 1, 2008)

H.B. Fuller Company (the “Company”) has adopted the H.B. Fuller Company Defined Contribution Restoration Plan (the “Plan”), and maintains the Plan, as amended and restated. The Company, acting through the Compensation Committee of its Board of Directors, pursuant to Sections 9.1 and 11.1.3 of the Plan, has approved and adopted the following Plan amendments, and has directed the Vice President, Human Resources of the Company to execute such amendments:

1.           Subsection (c) of Section 1.2.1 is amended in its entirety to read as follows, effective January 1, 2014:

(c)     a Nonqualified Defined Contribution Component Account, to record the amounts that are credited to a Participant pursuant to Section 3.3.

2.           Section 1.2.9 is amended in its entirety to read as follows, effective January 1, 2014:

1.2.9.     Continuous Participation – a period commencing on the date on which an Eligible Employee becomes eligible to receive Nonqualified Defined Contribution Component credits under Section 3.3, and ending on the date the Participant Separates from Service or otherwise ceases to be eligible to receive Nonqualified Defined Contribution Component credits; provided that:

(a)      the Continuous Participation of a Participant described in Section 2.1.1(c) shall be deemed to have commenced on January 1, 2007; and

(b)      a period during which a Participant's eligibility is suspended pursuant to Section 2.2 shall be included in the Participant's period of Continuous Participation.

Separate periods of Continuous Participation shall not be aggregated.

3.           Subsection (c) of Section 1.2.14 is amended in its entirety to read as follows, effective January 1, 2014:

(c)     Nonqualified Defined Contribution Component Compensation – Restoration Match Compensation, except that Nonqualified Defined Contribution Component Compensation will also include amounts that would be included in Restoration Match Compensation but for the fact that the Participant elected to defer payment of such amounts pursuant to the Deferred Compensation Plan. Deferred compensation will only be treated as compensation when it would have been received by a Participant had it not been deferred. Payments to a Participant from the Deferred Compensation Plan will not be included in determining the Participant’s Nonqualified Defined Contribution Component Compensation.

4.           Section 2.1.4 is amended in its entirety to read as follows, effective January 1, 2014:

2.1.4.     Requirements for Nonqualified Defined Contribution Component Credits. To be eligible for credits under Section 3.3, an employee must either:

(a)     satisfy the requirements in Section 2.1.1(a) and (b); or

(b)     satisfy the requirement in 2.1.1(c) and be determined by the Committee to be a member of a select group of management or highly compensated employees (as that term is used in ERISA).

5.           The title of Section 3.3 is amended in its entirety to read as follows, effective January 1, 2014:

3.3          Nonqualified Defined Contribution Component Credits.

6.           Section 3.3.1 is amended in its entirety to read as follows, effective January 1, 2014:

3.3.1.      Amount. As soon as administratively feasible after the end of a Plan Year beginning on or after January 1, 2008 (or as soon as administratively feasible following a Participant's Separation from Service, if the Participant Separates from Service before the end of such a Plan Year), the Company shall credit the Account of each eligible Participant with an amount equal to seven percent (7%) of the Participant's Nonqualified Defined Contribution Component Compensation for such Plan Year.

7.           Section 5.3 is amended in its entirety to read as follows, effective January 1, 2014:

5.3.        Nonqualified Defined Contribution Component Account.

5.3.1.      Vesting Schedule. The Nonqualified Defined Contribution Component Account of each Participant shall be fully (100%) vested:

(a)      when the Participant dies or becomes Disabled; or

(b)      on the date the Participant completes three (3) years of Continuous Participation; or

(c)     in the case of a Participant described in Section 2.1.1(c), on the later of January 1, 2009 or the date the Participant has attained age fifty-five (55) and completed at least ten (10) years of Credited Service (as defined for the purposes of the DB SERP);

whichever first occurs. A Participant's Nonqualified Defined Contribution Component Account shall be zero percent (0%) vested at all times prior to the date on which it becomes fully (100%) vested.

5.3.2.      Forfeiture of Benefits. In addition, and notwithstanding the foregoing, the balance credited to a Participant's Nonqualified Defined Contribution Component Account shall be zero percent (0%) vested, and a Participant’s or Beneficiary’s right to further benefits shall terminate upon, and no benefit shall be paid with respect to a Participant, if:

(a)     the Participant is Separated from Service for gross misconduct; or

(b)     the Committee determines that the Participant has committed a material breach of any non-competition or confidentiality agreement between such Participant and the Company or an Affiliate.

8.           Section 5.4 is amended in its entirety to read as follows, effective February 1, 2014:

5.4.        Forfeitures. The nonvested portion of a Participant's Accounts shall be forfeited to the Company upon the Participant's Separation from Service, and the Participant or Beneficiary shall have no further right or claim thereto; provided that a Participant’s Nonqualified Defined Contribution Component Account, whether vested or nonvested, is also subject to forfeiture pursuant to Section 5.3.2.

9.           Section 10.1 is amended in its entirety to read as follows, effective August 1, 2014:

10.1        Determinations and Participant’s Duty to Review.

10.1.1     Determinations. The Committee shall make such determinations as may be required from time to time in the administration of this Plan. The Committee shall have the discretionary authority and responsibility to interpret and construe the Plan Statement and all relevant documents and information, and to determine all factual and legal questions under this Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests.

10.1.2     Participant’s Duty to Review and Notify. Each Participant and Beneficiary has the duty to promptly review any information that is provided or made available to the Participant or Beneficiary and that relates in any way to any determination of the Committee described in Section 10.1.1, above, or otherwise used in the operation and administration of the Plan; such duty will include, without limitation, the duty to review benefit statements to ensure that elections, if available, of Measurement Option(s), are being implemented appropriately, to review Plan information such as summary plan descriptions and prospectuses, to review amounts credited to his or her Accounts to ensure they are based upon the correct compensation of the Participant for the correct period, and to notify the Company of any error in any such information or otherwise made in the operation or administration of the Plan that affects the Participant or Beneficiary within thirty (30) days of the date such information is provided or made available to the Participant or Beneficiary. If the Participant or Beneficiary fails to review any information or fails to notify the Company of any error within such period of time, he/she will not be able to bring any claim seeking relief or damages based on the error. If the Company is notified of an alleged error within the thirty (30) day time period, it will investigate and either correct the error or notify the Participant or Beneficiary that it believes that no error occurred. If the Participant or Beneficiary is not satisfied with the correction (or the decision that no correction is necessary), he/she will have sixty (60) days from the date of notification of the correction (or notification of the decision that no correction is necessary) to file a formal claim under the claims procedures under Sec. 10.3.

H.B. FULLER COMPANY By /s/ Paula Cooney Its Vice President, Human Resources Date June 25, 2019